As filed with the Securities and Exchange Commission on October 27, 2016

Registration No. 333-213871

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
AMENDMENT NO. 2 TO
FORM S‑1
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_____________________________________
QUANTENNA COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)
_____________________________________

Delaware	3674	33-1127317
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3450 W. Warren Avenue
Fremont, California 94538
(510) 743-2260
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_____________________________________
Sam Heidari
Chairman and Chief Executive Officer
Quantenna Communications, Inc.
3450 W. Warren Avenue
Fremont, California 94538
(510) 743-2260
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________________________

Copies to:
Arthur F. Schneiderman, Esq. John T. Sheridan, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Tom MacMitchell, Esq. General Counsel Quantenna Communications, Inc. 3450 W. Warren Avenue Fremont, California 94538 (510) 743-2260	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000
_____________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
_____________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
        This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-213871) is being filed solely for the purpose of filing Exhibits 5.1, 10.18, 10.19, and 10.20 as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, upon the completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC registration fee	$12,768
FINRA filing fee	18,992
Exchange listing fee	150,000
Printing and engraving expenses	150,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,375,000
Transfer agent and registrar fees	3,500
Miscellaneous expenses	200,269
Total	$3,410,529

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
On the completion of this offering, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation will include provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant will provide that:

•
The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.
The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (Securities Act).
The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Since July 1, 2013, the Registrant issued the following unregistered securities, after giving effect to a 1-for-50 reverse stock split of our capital stock effected on October 13, 2016:
Convertible Promissory Note Issuances
From February 2014 to July 2014, the Registrant sold an aggregate of $14.5 million in the principal amount of convertible promissory notes to 22 accredited investors, which were convertible into Series G convertible preferred stock.
Preferred Stock Issuances
From August 2014 through August 2015, the Registrant sold an aggregate of 2,650,107 shares of its Series G convertible preferred stock to 34 accredited investors, for an aggregate purchase price of approximately $35,963,484, which was paid in cash and through the conversion of outstanding convertible promissory notes issued from February 2014 to July 2014.
Warrant Issuance
In October 2013, the Registrant issued warrants to purchase up to 38,748 shares of its Series F-1 Preferred Stock to one accredited investor in connection with a finance agreement at an exercise price of $7.74223 per share.
In October 2014, the Registrant issued warrants to purchase up to 288,700 shares of common stock to one accredited investor in connection with the Registrant’s Series G convertible preferred stock financing and the appointment of a member of the Registrant’s board of directors at an exercise price of $0.05 per share.
In September 2015, the Registrant issued warrants to purchase up to 283,006 shares of its common stock to one accredited investor in connection with a separation agreement at an exercise price of $2.50 per share.
In February 2016, the Registrant issued warrants to purchase up to 9,000 shares of its common stock to one accredited investor in connection with a consulting agreement at an exercise price of $0.05 per share and warrants to purchase up to 20,250 shares of its common stock to one accredited investor in connection with a separation agreement at an exercise price of $4.00 per share.
In May 2016, the Registrant issued warrants to purchase up to 126,400 shares of its common stock to two accredited investors in connection with a loan agreement at an exercise price of $4.00 per share.

Option and Common Stock Issuances
Since July 2013, the Registrant has granted to its directors, officers, employees, consultants and other service providers options to purchase an aggregate of 3,298,917 shares of its common stock under its 2006 Stock Plan at exercise prices ranging from $1.50 to $5.00 per share.
Since May 2016, the Registrant has granted to its directors, officers, employees, consultants and other service providers options to purchase an aggregate of 1,702,580 shares of its common stock under its 2016 Equity Incentive Plan at exercise prices ranging from $7.00 to $9.00 per share.
Since May 2016, the Registrant has issued to consultants an aggregate of 2,777 shares of its common stock under its 2016 Equity Incentive Plan in exchange for services rendered.
Since July 2013, the Registrant has issued and sold to its officers, directors, employees, consultants, and other service providers an aggregate of 485,898 shares of its common stock upon the exercise of options under its 2006 Stock Plan at exercise prices ranging from $1.00 to $3.00 per share, for an aggregate exercise price of $773,430.50.
Since May 2016, the Registrant has issued and sold to its officers, directors, employees, consultants, and other service providers an aggregate of 72,000 shares of its common stock upon the exercise of options under its 2016 Equity Incentive Plan at an exercise price of $8.50 per share, for an aggregate exercise price of $612,000.00.
Since July 2013, the Registrant has issued and sold to one accredited investor an aggregate of 288,700 shares of common stock upon the exercise of warrants at an exercise price of $0.05 per share, for an aggregate exercise price of $14,435.00.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)    Exhibits.
We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.
(b)    Financial Statement Schedules.
All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.
ITEM 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on the 27th day of October, 2016.

QUANTENNA COMMUNICATIONS, INC.

By:	/s/ Sam Heidari
Sam Heidari
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sam Heidari	Chairman and Chief Executive Officer (Principal Executive Officer)	October 27, 2016
Sam Heidari

/s/ Sean Sobers	Chief Financial Officer (Principal Accounting and Financial Officer)	October 27, 2016
Sean Sobers

*	Director	October 27, 2016
Dmitry Akhanov

*	Director	October 27, 2016
Fahri Diner

*	Director	October 27, 2016
Edward Frank

*	Director	October 27, 2016
Edwin B. Hooper III

*	Director	October 27, 2016
Harold Hughes

*	Director	October 27, 2016
Jack Lazar

*	Director	October 27, 2016
John Scull

*	Director	October 27, 2016
Mark Stevens

*	Director	October 27, 2016
Lip-Bu Tan

* By:	/s/ Sam Heidari
Sam Heidari
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3.3*	Bylaws of the Registrant, as currently in effect.
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4.1*	Form of common stock certificate of the Registrant.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1+*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2+*	Quantenna Communications, Inc. 2016 Omnibus Equity Incentive Plan and related form agreements.
10.3+*	Quantenna Communications, Inc. 2016 Employee Stock Purchase Plan and related form agreements.
10.4+*	Quantenna Communications, Inc. 2016 Equity Incentive Plan and related form agreements.
10.5+*	Quantenna Communications, Inc. 2006 Stock Plan and related form agreements.
10.6+*	Quantenna Communications, Inc. Executive Incentive Compensation Plan.
10.7*	Warrant to Purchase Shares of Preferred Stock of the Registrant issued to Eastward Fund Management, LLC, dated October 31, 2013.
10.8*	Warrant to Purchase Shares of Common Stock of the Registrant issued to Behrooz Rezvani, dated September 10, 2015.
10.9*	Warrant to Purchase Shares of Common Stock of the Registrant issued to Behrooz Rezvani, dated February 3, 2016.
10.10*	Warrant to Purchase Shares of Common Stock of the Registrant issued to Airfide Networks, dated February 3, 2016.
10.11*	Warrant to Purchase Stock issued to Silicon Valley Bank, dated May 17, 2016.
10.12*	Warrant to Purchase Stock issued to Westriver Mezzanine Loans, dated May 17, 2016.
10.13*	Amended and Restated Loan and Security Agreement, dated May 17, 2016, between the Registrant, as Borrower, and Silicon Valley Bank, as Bank.
10.14*	Mezzanine Loan and Security Agreement, dated May 17, 2016, between the Registrant, as Borrower, and Silicon Valley Bank, as Bank.
10.15*	Amended and Restated Stock Pledge Agreement, dated May 17, 2016, between the Registrant, as Pledgor, and Silicon Valley Bank, as Bank.
10.16*	Amended and Restated Investors’ Rights Agreement among the Registrant and certain holders of its capital stock, dated August 29, 2014, as amended from time to time.
10.17*	Agreement Regarding Investment in Series F Preferred Stock Financing, dated April 16, 2012, between the Registrant and Open Joint Stock Company “RUSNANO,” as amended on July 9, 2014.
10.18+	Executive Change of Control Agreement between the Registrant and Sam Heidari.
10.19+	Executive Change of Control Agreement between the Registrant and Sean Sobers.
10.20+	Executive Change of Control Agreement between the Registrant and David Carroll.
10.21*	Industrial Lease between the Registrant, BTP Investors, LLC and other parties therein.
10.22*	Landlords Consent and Agreement (Sublease) among the Registrant, JER Bayside, LLC, DCG Systems, Inc. and other parties therein.
10.23+*	Offer Letter between the Registrant and Sam Heidari, dated May 19, 2009, and amendments thereto.
10.24+*	Offer Letter between the Registrant and Philippe Morali, dated August 25, 2014.
10.25+*	Offer Letter between the Registrant and Lionel Bonnot, dated October 30, 2007, and amendments thereto.
10.26+*	Offer Letter between the Registrant and David Carroll, dated December 20, 2012.

10.27+*	Offer Letter between the Registrant and Harold Hughes, dated October 17, 2014.
10.28+*	Offer Letter between the Registrant and Jack Lazar, dated June 9, 2016.
10.29+*	Offer Letter between the Registrant and Edward Frank, dated June 13, 2016.
10.30+*	Offer Letter between the Registrant and Mark Stevens, dated June 24, 2016.
10.31+*	Offer Letter between the Registrant and Sean Sobers, dated July 8, 2016.
10.32+*	Quantenna Communications, Inc. Outside Director Compensation Policy.
21.1*	List of subsidiaries of the Registrant.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (see page II-4 of the original filing of this Registration Statement on Form S-1).
________________________

*	Previously filed.

+	Indicates management contract or compensatory plan.